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EXHIBIT (9)   Opinion and Consent of Ellen Jane Abromson


                               OPINION AND CONSENT


March 1, 1999


Acacia National Life Insurance Company
7315 Wisconsin Avenue
Bethesda, Maryland 20814

Gentlemen:

With reference to the Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 (#333-03963), filed by Acacia National Life Insurance Company and Acacia National Variable Annuity Separate Account II with the Securities and Exchange Commission covering its flexible premium deferred variable annuity policy, "Allocator 2000," I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

        1. Acacia National Life Insurance Company is duly organized and validly existing under the laws of the Commonwealth of Virginia and has been duly authorized to issue variable annuity policies by the Corporation Insurance Commission of the Commonwealth of Virginia.

        2. Acacia National Variable Annuity Separate Account II is duly authorized and existing separate account established pursuant to the provisions of Section 38.2.3113 of the Code of Virginia.

        3. The flexible premium deferred variable annuity policy, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Acacia National Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said Post-Effective Amendment No. 3 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,


/s/ Ellen Jane Abromson
Ellen Jane Abromson
2nd Vice President & Associate Counsel
Acacia National Life Insurance Company